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Exhibit 3.25

OPERATING AGREEMENT OF
INTERNATIONAL SYSTEMS, LLC
A California Limited Liability Company

        This Operating Agreement (the "Agreement") is entered into as of March 7, 1996 by and among the signatories to this Agreement, (hereinafter sometimes referred to as the "Members").

        WHEREAS, the Members have or will cause to be filed with the California Secretary of State Articles of Organization (the "Articles") for INTERNATIONAL SYSTEMS, LLC, a limited liability company (the "Company"), under the laws of the State of California; and

        WHEREAS, the Members desire to adopt and approve an operating agreement for the Company under the Beverly-Killea Limited Liability Company Act (the "Act");

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINED TERMS

        When used in this Agreement, the following terms shall have the meanings set forth below. These defined terms are in addition to any other terms defined elsewhere in this Agreement.

        "Act" means the Beverly-Killea Limited Liability Company Act, as amended from time to time.

        "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

          (a)    The deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g), and 1.704-2 (i)(5); and

          (b)    The deficit shall be increased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

        "Adjusted Capital Balance" means, as of any day, an Interest Holder's total Contributions less all amounts actually distributed to the Interest Holder pursuant to Sections 4.2.3.4.1 and 4.4 hereof. If any Interest is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

        "Affiliate" means:

          (a)    A Person directly or indirectly controlling, controlled by, or under common control with another Person;

          (b)    A Person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of another Person;

          (c)    An officer, director, partner, or member of the immediate family of an officer, director or partner of another Person; and/or

          (d)    Any affiliate of any such Person.

        "Agreement" means this Operating Agreement, as amended from time to time, including each exhibit hereto.

        "Assignee" means the Person who has acquired an Economic Interest in the Company but who is not a Member.

        "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

          (a)    An Interest Holder's Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject), the amount of any Company unsecured liabilities assumed by the Interest Holder, and the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of Section 4.3 (other than Section 4.3.3); and

          (b)    An Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder either assumes or to which such property is subject), the amount of any unsecured liabilities of the Interest Holder assumed by the Company, and the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section 4.3 (other than Section 4.3.3).

        If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

        "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

        "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Contributions, including, without limitation, proceeds of sales, exchanges, or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

        "Cash Flow" means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash (i) used to pay current operating expenses and/or (ii) to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, replacements, expansion, new projects, acquisitions, or other reasonable needs of the Company's business as determined by the Managers. Cash Flow shall not include Capital Proceeds, but shall be increased by the reduction of any reserve previously established.

        "Code" means the Internal Revenue Code of 1986, as amended from time, or any corresponding provision of any succeeding revenue law.

        "Company" means the limited liability company formed in accordance with this Agreement.

        "Contribution" means any money, property, or services rendered, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted in this title, which a Member contributes to the Company as capital in that Member's capacity as a Member pursuant to an agreement between the Members, including an agreement as to value.

        "Economic Interest" means a person's right to share in the income, gains, losses, deductions, credits, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or (except as provided in Section 17106 of the Act) any right to information concerning the business and affairs of the Company.

        "Interest Holder" means any Person who holds an Economic Interest, whether as a Member or as an Assignee of a Member.

        "Majority Interest" means a majority of the Percentage Interests which all Members hold.

        "Member" means any person who executes a counterpart of this Agreement as a Member, and any Person who subsequently is admitted as a Member of the Company.

        "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

        "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(i)(2) (determined by substituting "Member" or "interest Holder" for "partner").

        "Membership Interest" means a Member's rights in the Company, collectively, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

        "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

        "Negative Capital Account" means a Capital Account with a balance of less than zero.

        "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

        "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.704-2(b)(3).

        "Percentage Interest" means, as to a Member, the percentage set forth after the Member's name on Exhibit "A," as may be amended from time to time, and as to an Interest Holder who is not a Member, the percentage or part of the percentage that corresponds to the portion of a Member's Economic Interest that the Interest Holder has acquired, to the extent the Interest Holder has succeeded to that Member's interest.

        "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

        "Positive Capital Account" means a Capital Account with a balance greater than zero.

        "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

          (a)    All items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

          (b)    Any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

          (c)    Any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

          (d)    Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) ("adjusted book value") of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

          (e)    In lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the assets; and

          (f)    Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Profit or Loss.

        "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

        "Secretary of State" means the Secretary of State of the State of California.

        "Transfer" means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell hypothecate, pledge, assign, or otherwise transfer.

ARTICLE II
ORGANIZATIONAL MATTERS

        2.1.    Organization.    The Members have formed or will form a California limited liability pursuant to the Act by causing Articles of Organization to be prepared, executed, and filed with the Secretary of State, and by entering into this Agreement, which Agreement shall be deemed effective as of the date the Articles were so filed. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2.    Name of the Company.    The name of the Company is INTERNATIONAL SYSTEMS, LLC.

        2.3.    Purpose.    The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act, including but not limited to investment in and operation of various business enterprises through joint ventures or otherwise, as the Managers deem appropriate from time to time.

        2.4.    Term.    The term of the Company's existence shall continue until December 31, 2015, unless extended or sooner terminated as provided by this Agreement or the Act.

        2.5.    Office and Agent.    The Company shall continuously maintain an office and registered agent in the State of California. The principal office of the Company shall be 2640 Del Mar Heights Road, #420, Del Mar, California 92014 or as the Managers may otherwise determine. The Company may also have such offices anywhere within and outside the State of California as the Managers may determine from time to time, or as the business of the Company may require. The registered agent shall be as stated in the Articles or as may otherwise be determined by the Managers.

        2.6.    Initial Members and Managers.    The name and present mailing address of each initial Manager, and the name, present mailing address, taxpayer identification number, and Percentage Interest of each initial Member, are set forth on Exhibit "A" attached hereto and incorporated herein by this reference.

ARTICLE III
MEMBERS, CAPITAL CONTRIBUTIONS

        3.1.    Initial Contributions.    Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amounts respectively set forth on Exhibit "A".

        3.2.    No Additional Contributions Required.    No Member shall be required to contribute any additional capital to the Company. Additional contributions to the capital of the Company shall be made only with the unanimous consent of the Members. No Member shall have personal liability for any obligation of the Company except as may be expressly provided by law.

        3.3.    No Interest on Contributions.    Neither Members nor Interest Holders shall be paid interest with respect to Contributions.

        3.4.    Return of Contributions.    Except as otherwise provided in this Agreement, no Member or Interest Holder shall have the right to receive the return of any Contribution or withdraw from the Company, except upon the dissolution of the Company.

        3.5.    Form of Return of Capital.    If a Member or an Interest Holder is entitled to receive the return of a Contribution, the Company may distribute, in lieu of money, notes or other property having a value equal to the amount of money distributable to such Person.

        3.6.    Capital Accounts.    A separate Capital Account shall be maintained for each Member and Interest Holder.

ARTICLE IV
PROFIT, LOSS, AND DISTRIBUTIONS

        4.1.    Allocations of Profit or Loss and Distributions of Cash Other Than From Capital Transactions.

          4.1.1.    Profit or Loss Other Than From a Capital Transaction.    After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1 and 4.2.2) shall be allocated to the Interest Holders in proportion to their Percentage Interests.

          4.1.2.    Cash Flow.    Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentage Interests no later than seventy-five (75) days after the end of the taxable year.

        4.2.    Allocation of Profit or Loss from a Capital Transaction.    After giving effect to the special allocations set forth in Section 4.3, Profit and Loss from a Capital Transaction shall be allocated as follows. For purposes of this Section 4.2, (i) Profit and Loss shall be allocated prior to reducing Capital Accounts by the distribution of the Proceeds from the Capital Transaction and (ii) an Interest Holder's Capital Account shall be determined by crediting to each Interest Holder's Capital Account such Interest Holder's share of Minimum Gain and Member Nonrecourse Debt Minimum Gain remaining after such Capital Transaction.

          4.2.1.    Profit.    Profit from a Capital Transaction shall be allocated among the Interest Holders in the following order of priority:

            4.2.1.1. First, if one or more Interest Holders has a Negative Capital Account, to those Interest Holders, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero.

            4.2.1.2. Second, to the Interest Holders as necessary to cause each Interest Holder's Capital Account (after applying Section 4.2.1.1) to equal its respective Adjusted Capital Balance.

            4.2.1.3. Third, any Profit in excess of the foregoing allocations shall be allocated to the Interest Holders in proportion to their Percentage Interests.

          4.2.2.    Loss.    Loss from a Capital Transaction shall be allocated among the Interest Holders in the following order of priority:

            4.2.2.1. First, to the Interest Holders, as necessary to cause the portion of their Capital Accounts, if any, exceeding their Adjusted Capital Balances, to be in the ratio of their Percentage Interests.

            4.2.2.2. Second, to the Interest Holders in proportion to their Percentage Interests as necessary to eliminate the excess of their respective Capital Accounts (after applying Section 4.2.2.1) over their respective Adjusted Capital Balances.

            4.2.2.3. Third, to the Interest Holders in proportion to their Adjusted Capital Balances until all Positive Capital Accounts (after applying Sections 4.2.2.1 and 4.2.2.2) have been reduced to zero.

            4.2.2.4. Fourth, any Loss remaining shall be allocated to the Interest Holders in proportion to their Percentage Interests.

          4.2.3.    Capital Proceeds.    Except as provided in Section 4.4 with respect to the distribution of Capital Proceeds derived in connection with liquidation of the Company, Capital Proceeds shall be distributed and applied by the Company in the following order and priority;

            4.2.3.1. To the payment of all expenses of the Company incident to the Capital Transaction; then

            4.2.3.2. To the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

            4.2.3.3. To the establishment of any reserves which the Managers deem necessary for liabilities or obligations of the Company; then

            4.2.3.4. The balance shall be distributed as follows:

              4.2.3.4.1. To the Interest Holders in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full; and

              4.2.3.4.2. The balance, to the Interest Holders in proportion to their Percentage Interests.

          4.2.4. If there is insufficient Profit or Loss from a Capital Transaction to allocate to the Interest Holders pursuant to any subsection of Section 4.2 to cause every Interest Holder's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Interest Holder, Profit or Loss from a Capital Transaction available to be allocated among the Interest Holders pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Interest Holder pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Interest Holder.

        4.3.    Regulatory Allocations.

          4.3.1.    Impermissible Deficit and Qualified Income Offset.    No Interest Holder shall be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted

  Capital Account Deficit; instead, such items shall be allocated to the other Interest Holders. If an Interest Holder for any reason (whether or not expected) receives (i) an allocation of Loss or deduction (or item thereof) or (ii) any distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year (other than an allocation under Section 4.3.2), in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the "alternate test for economic effect" and "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b).

          4.3.2.    Minimum Gain Chargebacks.    In order to comply with the "minimum gain chargeback" requirements of Regulation Sections 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in an Interest Holder's share of Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company's taxable year, such Interest Holder shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulation Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f) and 1.704-2(i)(4).

          4.3.3.    Contributed Property and Book-Ups.    In accordance with Code Section 704(c) and the Regulations thereunder, including Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of Contribution (or deemed Contribution). If the adjusted book value of any Company asset is adjusted under Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder. The parties hereto agree to use the traditional method with curative allocations, as described in Regulation Section 1.704-3(c), for making Code Section 704(c) allocations.

          4.3.4.    Code Section 754 Adjustment.    To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

          4.3.5.    Nonrecourse Deductions.    Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentage Interests.

          4.3.6.    Member Loan Nonrecourse Deductions.    Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(i).

  Liquidation and Dissolution.

          4.4.1. Upon liquidation of the Company, the assets of the Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective Capital Accounts, after giving effect to all Contributions, distributions, and allocations for all periods. Distributions to the Interest Holders pursuant to this Section 4.4.1 shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2).

          4.4.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

  General.

          4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Managers.

          4.5.2. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Managers. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

          4.5.3. All Profit and Loss shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year, provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

          4.5.4. The Members hereby authorize and consent to amendment of this Article IV by the Managers, upon the advice of the Company's tax counsel, in order to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect Distributions to an Interest Holder without the Interest Holder's prior written consent.

ARTICLE V
MANAGEMENT AND CONTROL OF THE COMPANY

        5.1    Management.

          5.1.1.    Exclusive Management By Managers.    The business, property and affairs of the Company shall be managed exclusively by the Managers. Except for situations in which the approval of Members is expressly required by the Articles or this Agreement, the Managers shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs, including, without limitation, the power to exercise on behalf of and in the name of the Company all of the powers described in Corporations Code Section 17003.

          5.1.2.    Agency Authority of Managers.    Any Manager, acting alone, is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks drafts and other instruments obligating the Company to pay money in an amount of less than One Thousand Dollars ($1,000.00) may be signed by any one (1) Manager, acting alone. All checks, drafts and other instruments obligating the Company to pay money in an amount of One Thousand Dollars ($1,000.00) or more must be signed on behalf of the Company by any two (2) Managers acting together. Any two (2) Managers acting together shall be authorized to sign contracts and obligations on behalf of the Company.

          5.1.3.    Meetings of Managers.    Meetings of the Managers may be called by any Manager or, if the Company has any of the following officers, by the Chairperson, President, any Vice-President or the Secretary. All meetings shall be held upon four (4) days' notice by mail or forty-eight (48) hours' notice delivered personally or by telephone or facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Managers who are not present at the time of the adjournment.

            5.1.3.1.    Place of Meetings.    Meetings of the Managers may be held at any place within or without the State of California which has been designated in the notice of the meeting or at such place as may be approved by the Managers.

            5.1.3.2.    Quorum.    A majority of the authorized number of Managers constitutes a quorum of the Managers for the transaction of business. Except to the extent that this Agreement expressly requires the approval of all Managers, every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present is the act of the Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, if any action taken is approved by at least a majority of the required quorum for such meeting. The provisions of this subsection shall apply also to any committees of the Managers and actions taken by such committees.

            5.1.3.3.    Use of Conference Telephone.    Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another.

            5.1.3.4.    Managers Acting Without a Meeting by Written Consent.    Any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if a majority of the Managers individually or collectively consent in writing to such action, unless the action requires a unanimous vote of the Managers, in which case all Managers must consent in writing. Such action by written consent shall have the same force and effect as a majority vote or unanimous vote, as applicable, of such Managers.

            5.1.3.5.    Meetings of Managers Not Required.    The provisions of this Section 5.1.3 govern meetings of the Managers if the Managers elect, in their discretion, to hold meetings.

    However, nothing in this Section 5.1.3 or elsewhere in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

        5.2    Election of Managers.

          5.2.1.    Number, Term and Qualifications.    The Company shall initially have three (3) Managers. The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of Members holding a Majority Interest, provided that in no instance shall there be less than one (1) Manager, and provided further that if the number of Managers is reduced from more than one (1) to one (1), the Articles shall be amended to so state, and if the number of Managers is increased to more than one (1), the Articles shall be amended to delete the statement that the Company has only one (1) Manager. Unless he or she dies, resigns or is removed, each Manager shall hold office until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote or written consent of Members holding a Majority Interest. A Manager need not be a Member, an individual, a resident of the State of California or a citizen of the United States.

          5.2.2.    Resignation.    Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

          5.2.3.    Removal.    Any Manager may be removed at any time, with or without cause, by the affirmative vote of Members holding at least two-thirds (2/3) in Percentage Interests at a meeting called expressly for that purpose, or by the written consent of the Members holding at least two-thirds (2/3) in Percentage Interests. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member.

          A Manager also may be removed by the affirmative vote or written consent of a majority of the remaining Managers if as the result of injury or physical or mental illness such Manager becomes incapable of satisfactorily performing his normal duties under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) in any consecutive twelve (12) month period.

          5.2.4.    Vacancies.    Any vacancy occurring for any reason in the number of Managers may be filled by the affirmative vote or written consent of Members holding a Majority Interest. Any vacancy not so filled by the Members may be filled by vote or written consent of a majority of the remaining Managers.

        5.3.    Limitations on Powers of Managers.    Notwithstanding anything to the contrary in this Agreement, the Managers shall not have authority to cause the Company to engage in any of the transactions specified in Section 6.9 as requiring the affirmative vote or written consent of Members without first obtaining the required vote or written consent of Members.

        5.4.    Performance of Duties; Liability of Managers.    The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. In performing their duties, the Managers shall be entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted, and provided that the Managers act in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

  (a)
  One or more officers, employees or other agents of the Company whom the Managers reasonably believe to be reliable and competent in the matters presented;

  (b)
  An attorney, independent accountant or other person as to matters which the Managers reasonably believe to be within such person's professional or expert competence; or

  (c)
  A committee upon which the Managers do not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within its designated authority, which committee the Managers reasonably believe to merit competence.

        5.5.    Devotion of Time.    The Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote so much of their time, effort and skill as is reasonably necessary and appropriate for the operation of the Company.

        5.6.    Payments to Managers.

          5.6.1.    Management Fees.    Except as may be expressly authorized by vote or written consent of Managers, no Manager or Affiliate of a Manager shall be entitled to receive management fees or other remuneration for the Manager's serving as a Manager of the Company.

          5.6.2.    Payment For Services Performed or Goods Provided.    The Company shall pay the Managers or their Affiliates for services rendered or goods provided to the Company to the extent that the Managers are not required to render such services or provide such goods themselves without charge to the Company, and to the extent that the fees paid to such Managers or affiliates do not exceed the fees that would be payable to an independent responsible third party willing to perform such services or provide such goods.

        5.7.    Managers' Expenses.    The Company shall pay or reimburse each Manager for the actual cost all reasonable, ordinary and necessary business expenses incurred by him in the course of performing his duties as a Manager of the Company, subject to approval by the Managers or any officer designated by the Managers. The Company shall also reimburse the Managers or their affiliates for organizational expenses (including, without limitation, legal and accounting costs) incurred by them to form the Company, prepare and file the Articles, and prepare this Agreement. Except as otherwise provided herein, the Managers and their affiliates shall not be reimbursed by the Company for the following expenses: (i) salaries, other compensation or fringe benefits of directors, officers or employees of the Managers or their affiliates; (ii) overhead expenses of the Managers or their affiliates, including (without limitation) rent and general office expenses; or (iii) the cost of providing any service or goods for which the Managers or their Affiliates are entitled to compensation.

        5.8.    Limited Liability.    No person who is a Manager and/or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager and/or officer of the Company.

        5.9.    Membership Interests of Managers.    Except as may otherwise be provided in this Agreement, Membership Interests held by any Managers or their affiliates as Members shall entitle such Managers or Affiliates to all the rights of a Member, including without limitation, the economic, voting, information and inspection rights of a Member.

        5.10.    Officers.    The Managers may appoint one or more officers of the Company including, without limitation, a Chairperson or a President, or both, a Secretary, a Chief Financial Officer, and any other officers with such titles, powers, and duties as shall be determined by the Managers. An officer may, but need not, be a Member or Manager of the Company, and any number of offices may be held by the same individual.

        5.11.    Competition By Managers and Company Opportunities.    The fiduciary duties which a Manager owes to the Company and to its Members are those of a partner to a partnership and its other partners. Without limiting the generality of the foregoing, and notwithstanding the provisions of Section 6.7 of this Agreement permitting competing activities on the part of Members and their Affiliates, if there is presented to a Manager a business opportunity which the Company is financially able to undertake, and which is, from its nature, in the line of one or more of the Company's businesses, the Manager may not take advantage of such opportunity for his own personal account or the account of any Affiliate of the Manager, and may not recommend or divert such opportunity to any other Person, without first disclosing all material facts and circumstances of the opportunity to the Managers of the Company. If a majority of disinterested Managers of the Company decline the opportunity on behalf of the Company or consent (by vote or written consent) to the Manager's investment in or pursuit of such opportunity (whether for his personal account or for the account of any Affiliate of such Manager), after full disclosure of all material facts and circumstances concerning the opportunity, then and only then may such Manager or his Affiliate(s) be free to pursue such opportunity.

ARTICLE VI
MEMBERS

        6.1.    Limitation on Authority of Members.    No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 6.1 supersedes any authority granted to the Members pursuant to Section 17157 of the Act. Any Member who takes any action or binds the Company in violation of this Section 6.1 shall be solely responsible for any loss or expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

        6.2.    Limited Liability.    Except as expressly set forth in this Agreement or mandated by applicable law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise.

        6.3.    Members Not Required To Perform Services.    No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Managers, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

        6.4.    Loans and Other Business Transactions.    Any Member may at any time make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree. Members may also transact other business with the Company and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

        6.5.    Admission of Additional Members.    Additional Members may be admitted with the approval of all Members. Additional Members will participate in the Profits, Losses, Cash Flow and other distributions of the Company on such terms as are determined by the Members. Exhibit "A" shall be amended upon the admission of any additional Members to set forth their names, addresses, capital contributions, and Percentage Interests.

        6.6.    Withdrawals or Resignations.    Any Member who is under an obligation to render services to the Company may voluntarily withdraw or resign as a Member at any time upon one hundred twenty (120) days' prior written notice to the Company, without prejudice to the rights, if any, of the Company or other Members under any contract to which the withdrawing Member is a party. Such Member's Membership Interest shall be subject to purchase and sale as provided in Section 8.2 of this Agreement. No other Member may withdraw or resign from the Company.

        6.7.    Competing Activities of Members and Affiliates.    It is contemplated and acknowledged that Members and/or their Affiliates may own, hold and/or manage other businesses and investments, including businesses which may compete with the Company and for the Members' time. Apart from any duties which a Member or an Affiliate of a Member may have as a Manager of the Company, no Member or Affiliate of a Member as shall be restricted in any way from conducting any other business or activity whatsoever, and no Member or Affiliate of a Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

        6.8.    Meetings of and Voting By Members.    The voting, approval or consent rights of the Members shall be limited to those matters expressly set forth in this Agreement or in the Articles. Except as otherwise provided in this Agreement, in all matters in which a vote, approval or consent of Members is required or authorized, the vote, approval or consent of Members holding a Majority Interest shall be sufficient to authorize or approve the matter.

          6.8.1.    Date, Time and Place of Meetings of Members.    Meetings of Members may be held at such date, time and place within or without the State of California as the Managers may fix from time to time, or if the Managers are unable to agree to such time and place, as Members holding a Majority Interest shall determine. No annual or regular meetings of Members are required. At any Members' meeting, the Managers shall appoint an individual to preside at the meeting and an individual to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute book of the Company.

          6.8.2.    Power to Call Meetings.    Meetings of the Members may be called by any Manager, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote.

          6.8.3.    Notice of Meeting.    Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section 6.8.4. not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. Upon written request to any Manager by any person entitled to call a meeting of Members, the Managers shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than ten (10) days nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person entitled to call the meeting may give the notice.

          6.8.4.    Manner of Giving Notice; Affidavit of Notice.    Notice of any meeting of Members shall be given either personally or by first-class mail, telegram, facsimile or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. If no such address appears on the Company's books or is given, notice shall be deemed to have been given if sent to that Member by first-class mail, telegram facsimile or other written communication to the Company's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

          If any notice addressed to a Member at the address of that Member appearing on the books of the Company is returned to the Company by the United States Postal Service marked to indicate that the United States Postal Services is unable to deliver the notice to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the Members on written demand of the Member at the principal executive office of the Company for a period of one (1) year from the date of the giving of the notice.

          An affidavit of the mailing or other means of giving any notice of any meeting shall be executed by any Manager or any secretary, assistant secretary or any transfer agent of the Company giving the notice, and shall be filed and maintained in the minute book of the Company.

          6.8.5.    Validity of Action.    Any action approved at a meeting, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

          6.8.6.    Quorum.    The presence in person or by proxy of the holders of a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by Members holding at least a Majority Interest.

          6.8.7.    Adjourned Meeting; Notice.    Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 6.8.6. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Managers shall set a new record date. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

          6.8.8.    Waiver of Notice or Consent.    The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

          Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 6.8.5.

          6.8.9.    Action by Written Consent Without a Meeting.    Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Managers or the secretary, if any, of the Company, and shall be maintained in the Company records. Any Member giving a written consent, or the Member's proxy holders, may revoke the consent by a writing received by the Manager or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

          Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval of an amendment to the Articles or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by the Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

          6.8.10.    Telephonic Participation by Member at Meetings.    Members may participate in any Members' meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

          6.8.11.    Record Date.    In order that the Company may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect to any distribution or to exercise any rights in respect to any other lawful action, a Manager, or Members representing more than ten percent (10%) of the Percentage Interests may fix, in advance, a record date, that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting and not more than sixty (60) days prior to any other action. If no record date is fixed:

            6.8.11.1.    The record date for determining Members entitled to notice of to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

            6.8.11.2.    The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

            6.8.11.3.    The record date for determining Members for any other purpose shall be at the close of business on the day on which the Managers adopt the resolution relating thereto, or the sixtieth (60th) day prior to the date of the other action, whichever is later.

            6.8.11.4.    The determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless a Manager or the Members who called the meeting fix a new record date for the adjourned meeting, but the Manager or the Members who called the meeting shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

          6.8.12.    Proxies.    Every Member entitled to vote for Managers or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Managers or secretary, if any, of the Company. A proxy shall be deemed signed if the Member's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the

  Member or the Member's attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Corporations Code Sections 705(e) and 705(f).

          6.8.12.    Certificate of Membership Interest.    A Membership Interest may be represented by a certificate of membership, setting forth the name of the Company, date and state of organization, the name of the Person to whom the certificate is issued, the date of issuance, the Percentage Interest represented thereby, and such other information as shall be determined by the Managers.

          6.8.13.    Cancellation of Certificate.    Except as herein provided regarding lost, stolen or destroyed certificates, no new certificates of membership shall be issued in lieu of previously issued certificates until former original certificates for a like Percentage Interest shall have been surrendered for cancellation.

          6.8.14.    Replacement of Lost, Stolen or Destroyed Certificate.    Any Member claiming that his or her certificate of membership is lost, stolen or destroyed may execute an affidavit to that effect in form and substance satisfactory to the Managers and request a new certificate. Upon the giving of a satisfactory indemnity to the Company, as reasonably required by the Managers, a new certificate may be issued of the same tenor and representing the same Percentage Interest of membership as was represented by the certificate claimed to be lost, stolen or destroyed.

        6.9.    Matters Requiring Affirmative Vote or Written Consent of Members.    Notwithstanding anything in this Agreement to the contrary, the Managers shall not have authority to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of Members holding a Majority Interest or such greater Percentage Interests as may be set forth below:

          6.9.1.    Sale of All or Substantially All Assets.    The sale, exchange, or other disposition of all or substantially all of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a period twelve (12) months or less, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution, shall require the affirmative vote or written consent of Members holding at least two-thirds (2/3) in Percentage Interests;

          6.9.2.    Merger With Limited Liability Company or Limited Partnership.    The merger of the Company with another limited liability company or limited partnership shall require the affirmative vote or written consent of Members holding at least two-thirds (2/3) in Percentage Interests (provided in no event shall a Member be required to become a general partner in a merger with a limited partnership without his express written consent or unless the agreement of merger provides each Member with the dissenter's rights described in the Act);

          6.9.3.    Merger With Corporation or General Partnership.    The merger of the Company with a corporation or a general partnership or other Person shall require the affirmative vote or written consent of all Members;

          6.9.4.    Incurring Certain Liabilities.    Incurring any debt or liability of more than $5,000.00 on behalf of the Company shall require the affirmative vote or written consent of all Members;

          6.9.5.    Establishing Different Classes of Members.    The establishment of different classes of Members shall require the affirmative vote or written consent of all Members;

          6.9.6.    Admission of Additional Members.    The admission of additional Members shall require the affirmative vote or written consent of all Members;

          6.9.7.    Amendment of Agreement or Articles.    Unless otherwise expressly provided in this Agreement, any amendment of the Articles and/or this Agreement shall require the affirmative vote or written consent of all Members;

          6.9.8.    Certain Acts.    Any act which would make it impossible to carry on the ordinary business of the Company shall require the affirmative vote or written consent of all Members;

          6.9.9.    Capital Transactions.    Engaging in any Capital Transaction shall require the affirmative vote or written consent of all Members;

          6.9.10.    Dissolution.    Dissolution of the Company shall require the affirmative vote or written consent of Members holding at least two-thirds (2/3) in Percentage Interests;

          6.9.11.    Transfer of Membership Interest; Admission of Assignee.    Except as otherwise expressly provided in Section 7.4 of this Agreement, the transfer of a Membership Interest and the admission of the Assignee as a substitute Member of the Company shall require the affirmative vote or written consent of all Members;

          6.9.12.    Additional Capital Contributions.    Additional contributions to the capital of the Company shall be made only with the affirmative vote or written consent of all Members;

          6.9.13.    Continuation of Business After Dissolution.    A decision made pursuant to Section 8.1 to continue the business of the Company after the occurrence of an Dissolution Event shall be made only with the affirmative vote or written consent of all Remaining Members; and

          6.9.14.    Other Transactions.    Any other transaction described elsewhere in this Agreement as requiring the approval, consent or vote of Members.

        6.10.    Power of Attorney.

          6.10.1.    Grant of Power.    Each Member constitutes and appoints the Managers as the Member's true and lawful attorney-in-fact, and in the Member's name, place, and stead, to make, execute, sign, acknowledge, and/or file:

            6.10.1.1.    Articles of Organization;

            6.10.1.2.    One or more fictitious business name statements;

            6.10.1.3.    Any and all documents (including amendments to Articles of Organization) which the Managers deem appropriate to reflect any duly adopted or authorized amendment, change, or modification of this Agreement;

            6.10.1.4.    Any and all other certificates or other instruments required to be filed by the Company under the laws of the State of California or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of California;

            6.10.1.5.    An estoppel certificate pursuant to Section 12.13 of this Agreement; and

            6.10.1.6.    Any and all documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization.

          6.10.2.    Irrevocability.    The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death, disability or dissolution of a Member. It also shall survive the Transfer of a Membership Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Managers to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by any Manager acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of any Manager taken in good faith under this power of attorney.

          6.10.3.    Signatures.    The Managers may exercise the foregoing power of attorney by an original or facsimile signature of any Manager or one of its authorized officers.

ARTICLE VII
TRANSFER AND ASSIGNMENT OF INTERESTS

        7.1.    Transfers.    No Member shall be entitled to transfer, convey, assign, sell encumber or in any way alienate (collectively, "transfer") all or any part of his or her Membership Interest, except with the prior written consent of all Members, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Members may determine in their sole and absolute discretion. Transfers which are not in full compliance with this Article VII shall only be effective to the extent set forth in Section 7.5. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and conditions of this agreement, and any further transfers must be in compliance with all the terms and conditions of this Agreement.

        Without limiting the generality of the foregoing, in the case of a Member which is an entity, the sale or exchange of at least fifty percent (50%) of the voting stock of a corporate Member, or the transfer of an interest or interests of at least fifty percent (50%) in the capital and/or profits of a Member which is a partnership or limited liability company (whether or not accomplished by the sale or exchange of interests or by the admission of new partners or members), or the cumulative transfer of such interests in a Member through a series of transactions which is effectively equivalent to the foregoing (including transfers of interests followed by the incorporation of a Member and subsequent stock transfers, or transfers of stock followed by the liquidation of a Member and subsequent transfers of interests) will be deemed to be a transfer of a Membership Interest subject to this Article VII.

        7.2.    Further Restriction on Transfers.    In addition to other restrictions found in this Agreement, no Member shall transfer all or any part of his or her Membership Interest without compliance with all applicable state and federal securities laws. Furthermore, no Member shall transfer all or any part of his or her Membership Interest if the Membership Interest to be transferred, when added to the total of all the Membership Interests transferred in the preceding twelve (12) months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B).

        7.3.    Substitution of Members.    An Assignee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of Section 7.1 and 7.2 hereof are met (relating to unanimous consent of Members, compliance with securities laws and non-termination of the Company for tax purposes), (ii) the Assignee executes a written instrument satisfactory to the Managers accepting and adopting the terms of this Agreement, and (iii) the Assignee pays any and all reasonable costs or expenses in connection with his or her admission as a substitute Member. The admission of an Assignee as a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

        7.4.    Permitted Transfers.

          7.4.1.    Transfer to Other Member(s).    The Membership Interest of any Member may be transferred to any other Member, subject to compliance with section 7.2, without the prior written consent of the other Members or the Managers.

          7.4.2.    Transfer of Economic Interest by Gift or Testamentary Transfer.    The Economic Interest of any Member may be transferred, subject to compliance with Section 7.2, and without the prior written consent of the Members as required by Section 7.1, upon consent of the Managers, which shall not be unreasonably withheld, by the Member (i) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or any such relative of the member, or (ii) to any affiliate of the Member, provided, however, that no permitted transferee of an Economic Interest under this Section 7.4.2 shall become or be entitled to the rights of a substitute Member without the prior written consent of all Members.

        7.5.    Transfers Not in Compliance with Agreement.    If any transfer of a Membership Interest or portion thereof does not fully comply with all the applicable provisions of this Article VII, the transferee shall have no right to vote or participate in the management of the business, property or affairs of the Company or to exercise any rights of a Member (except as may otherwise be expressly provided in this Agreement). Such transferee shall be entitled only to become an Assignee and thereafter shall only receive the share of the Company's Net Profits, Net Losses and distributions of the Company's assets to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the foregoing, if, in the determination of the Managers, a transfer not in compliance with this Article VII would cause the tax termination of the Company under Code Section 708(b)(1)(B), the transfer shall be null and void, and the purported transferee shall not become either a Member or Assignee.

        Upon and simultaneously with any transfer (whether arising out of an attempted charge upon the Member's Economic Interest by judicial process, foreclosure by a Member's creditor, or otherwise) of a Member's Economic Interest (other than in accordance with Section 7.4) which does not at the same time transfer the balance of the voting and other rights associated with the Membership Interest transferred by the Member, the Company shall purchase from the Member, and the Member shall sell to the Company, for a purchase price of $100.00 cash, all remaining rights and interests retained by the Member that were associated with the transferred Economic Interest immediately prior to the transfer. Such purchase and sale shall not, however, result in the release of any liability which the Member may have to the Company.

        Each Member acknowledges and agrees that the Company's right to purchase such remaining rights and interests from a Member who transfers a Membership Interest without fully complying with this Article VII is not unreasonable under the circumstances as of the date of this Agreement.

ARTICLE VIII
CONSEQUENCES OF DISSOLUTION EVENTS AND TERMINATION OF MEMBERSHIP INTEREST

        8.1.    Dissolution Event.    Upon the occurrence of the death, withdrawal, resignation, retirement, insanity, bankruptcy or dissolution of any Member ("Dissolution Event"), the Company shall dissolve unless all the remaining Members ("Remaining Members") consent within ninety (90) days of the Dissolution Event to continue the business of the Company. If the Remaining Members so consent, the Company and/or Remaining Members shall have the right to purchase, and if such right is exercised, the Member (or the Member's legal representative) whose death, withdrawal, resignation, retirement, insanity, bankruptcy or dissolution resulted in the Dissolution Event ("Former Member") shall sell, the Former Member's Membership Interest ("Former Member's Interest") as provided in this Article VIII.

        8.2.    Withdrawal.    Notwithstanding section 8.1., upon the voluntary withdrawal by a Member in accordance with Section 6.6, such Member shall be treated as a Former Member and, unless the Company dissolves as a result of such withdrawal, the Company and/or Remaining Members shall have the right to purchase, and if such right is exercised, the Former Member shall sell, the Former Member's Interest as provided in this Article VIII.

        8.3.    Purchase Price.    The purchase price for the Former Member's Interest shall be the fair market value of such Interest as determined by an independent appraiser jointly selected by the Former Member and by Remaining Members holding a majority of the remaining Membership Interests. The Company and the Former Member shall each pay one-half (1/2) the cost of the appraisal. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of the breach.

        8.4.    Notice of Intent to Purchase.    Within thirty (30) days after the fair market value of the Former Member's Interest has been determined in accordance with Section 8.3., each Remaining Member shall notify the Members in writing of his or her desire to purchase a portion of the Former Member's Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of such Remaining Member not to purchase any of the Former Member's Interest. Each Remaining Member who does elect to purchase shall be entitled to purchase a portion of the Former Member's Interest in the same proportion that the Membership Interest of such Remaining Member bears to the aggregate Membership Interests of all of the Remaining Members who elect to purchase the Former Member's Interest.

        8.5.    Election to Purchase Less Than all of Former Member's Interest.    If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member's Interest, then the other Remaining Members can elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire interest of the Former Member, the Company may purchase any remaining share of the Former Member's Interest. Any purchase of a Former Member's Interest must, however, be the entire interest, and the Former Member or his or her legal representative may refuse to sell the Former Member's Interest if unless the entire interest is purchased pursuant to this Article.

        8.6.    Payment of Purchase Price.    The Company or the Remaining Members, as the case may be, shall pay at the closing one-fifth (1/5) of the purchase price for the Former Member's Interest, and the balance of the purchase price shall be paid in four (4) equal annual principal installments, plus accrued interest, payable each year on the anniversary date of the closing. The unpaid principal shall accrue interest at the applicable federal rate as provided under the Code in effect on the date of the closing, but the Company and/or Remaining Members may prepay all or a portion of the outstanding balance at any time without penalty. The obligations of the purchasing Remaining Members and/or the Company, as applicable, to pay their respective portions of the purchase price shall be several and not joint, and shall be evidenced by separate promissory notes executed by the respective purchasing Remaining Members and/or the Company. Each such note shall be in an original principal amount equal to the portion owed by each purchasing Remaining Member and/or the Company. The note executed by each purchasing Remaining Member (and by the Company, if applicable) shall be secured by a security interest in that portion of the Former Member's Interest purchased by such party.

        8.7.    Closing of Purchase of Former Member's Interest.    The closing of the sale of a Former Member's Interest pursuant to this Article VIII shall be held at a mutually agreeable time at the principal office of the Company (or such other place as the parties may mutually agree upon) no later than sixty (60) days after the determination of the purchase price. At the closing, the Former Member or his or her legal representative shall deliver to the Company or the Remaining Members one or more instruments of transfer (containing warranties of title and against encumbrances) conveying the Former Member's Interest. The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all documents as may be reasonably necessary to consummate such purchase and sale in accordance with the terms and conditions of this Agreement and applicable laws.

ARTICLE IX
DISSOLUTION AND WINDING UP

        9.1.    Conditions of Dissolution.    The Company shall dissolve upon the occurrence of any of the following events:

          9.1.1    Upon the date specified in the Articles as the latest date on which the Company is to dissolve, unless such date is extended as provided by this Agreement or the act;

          9.1.2.    Upon the happening of any other event, if any, specified in the Articles as causing or requiring dissolution;

          9.1.3.    Upon the entry of a decree of judicial dissolution pursuant to Section 17351 of the Act;

          9.1.4.    Upon the vote or written consent of Members holding at least two-thirds (2/3) in Percentage Interests;

          9.1.5.    The occurrence of a Dissolution Event (Section 8.1) and the failure of the Remaining Members to consent in accordance with Section 8.1 to continue the business of the Company within ninety (90) days after the occurrence of such event; or

          9.1.6.    The sale of all or substantially all of the assets of the Company.

        9.2.    Winding Up.    Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

        9.3.    Order of Payment of Liabilities Upon Dissolution.    After determining that all the known debts and liabilities of the Company, including debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive capital account balances, after taking into account income and loss allocations for the Company's taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or if later, within ninety (90) days after the date of such liquidation.

        9.4.    Limitation on Payments Made in Dissolution.    Except as may otherwise be specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of his or her positive Capital account balance and shall have no recourse for his or her Capital Contribution and/or share of Profits (upon dissolution or otherwise) against the Managers or any other Member.

        9.5.    Certificates of Dissolution, Cancellation.    As soon as possible following the occurrence of any of the events specified in section 9.1, the Managers who have not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the Secretary of State and shall file the Certificate as required by the Act. The Managers or Members who filed the Certificate of Dissolution shall further cause to be filed with the Secretary of State a Certificate of Cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

ARTICLE X
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

        10.1.    Bank Accounts.    All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Managers shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

        10.2.    Banks and Records.

          10.2.1.    The Managers shall keep or cause to be kept complete and accurate books, records, and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books, records, and financial statements of the Company shall be maintained in accordance with generally accepted accounting principles. Such books, records, financial statements, and documents shall include, but not be limited to, the following:

            10.2.1.1.    A current list of the full name and last known business or residence address of each Member and Interest Holder, in alphabetical order, with the Contribution, Capital Account and Percentage Interest of each Member and Interest Holder specified in such list;

            10.2.1.2.    A current list of the full name and business or residence address of each Manager;

            10.2.1.3.    A copy of the Articles of Organization, including all amendments; and any powers of attorney under which the Articles of Organization or amendments were executed;

            10.2.1.4.    Federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

            10.2.1.5.    A copy of this Agreement and any amendments thereto; and any powers of attorney under which this Agreement or amendments were executed;

            10.2.1.6.    Financial statements for the six (6) most recent fiscal years of the Company;

            10.2.1.7.    The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years; and

            10.2.1.8.    Copies of relevant records indicating the amount, cost, and value of all property which the Company owns, claims, possesses, or controls.

          10.2.2.    Such books, records, and financial statements of the Company and supporting documentation shall be kept, maintained, and available at the Company's office within the State of California.

        10.3.    Right to Inspect Books and Records; Receive Information.

          10.3.1.    Upon the reasonable request of a Member or Assignee for a purpose reasonably related to the interest of that Person as a Member or Assignee, the Managers shall promptly deliver to the requesting Member or Assignee at the expense of the Company a copy of this Agreement, as well as the information required to be maintained by the Company under subsections 10.2.1.1, 10.2.1.2 and 10.2.1.4.

          10.3.2.    Each Member, Assignee and Manager has the right upon reasonable request, and for purposes reasonably related to the interest of that Person as Member, Assignee or Manager of the Company, to do the following:

            10.3.2.1    To inspect and copy during normal business hours any of the records required to be maintained by the Company under Section 10.2.1 of this Agreement; and

            10.3.2.2.    To obtain from the Company promptly after becoming available, a copy of the Company's federal, state, and local income tax or information returns for each year.

          10.3.3.    If the Company should have more than thirty-five (35) Members, Members representing at least five percent (5%) of the voting interests of all Members, or three (3) or more Members, may make a written request to the Managers for an income statement of the Company for the initial three-month, six-month, or nine-month period of the current fiscal year ended more than thirty (30) days prior to the date of the request, and a balance sheet of the Company as of the end of that period. The statement must be delivered or mailed to the Members within thirty (30) days thereafter. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate a Manager that the financial statements were prepared without audit from the books and records of the Company.

          10.3.4.    If the Company should have more than thirty-five (35) Members, the Managers shall cause an annual report to be sent to each Member of the Company not later than 120 days after the close of the Company's fiscal year. Such report must contain the Company's balance sheet as of the end of the Company's fiscal year and an income statement and statement of changes in financial position for such fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of a Manager that the financial statements were prepared without audit from the books and records of the Company.

          10.3.5.    If a Manager has executed an amendment to the Articles of Organization or this Agreement pursuant to a power of attorney from the Members, the Manager must promptly furnish to the Members a copy of such amendment.

          10.3.6.    The Managers shall send or shall cause to be sent to each Member or Assignee within ninety (90) days after the end of each fiscal year of the Company: (i) such information as is necessary to complete the recipient's federal and state income tax or information returns, and (ii) if the Company has thirty-five (35) or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for the fiscal year.

          10.3.7.    Unless otherwise expressly provided in this Agreement, the inspecting or requesting Member, Assignee or Manager as the case may be, shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with such inspection and copying of the Company's books and records and the production and delivery of any other books or records.

        10.4.    Annual Accounting Period.    The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Managers, subject to the requirements and limitations of the Code.

        10.5.    Tax Matters Partner.    The Managers shall select one of the Managers to be the "Tax Matters Partner" for purposes of Code Section 6231(a)(7), who shall have all the authority granted by the Code to the Tax Matters Partner, including the authority to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities.

        10.6.    Tax Elections.    The Managers shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754, as the Managers deem to be in the best interests of the Company and its Members.

        10.7.    Title to Company Property.    All real and personal property acquired by the Company shall be acquired and held by the Company in the Company's name.

ARTICLE XI
INDEMNIFICATION

        11.1.    Indemnification of Agents.    The Company shall defend and indemnify any Member or Manager, and may indemnify any other Person, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she was or is a Member, Manager, officer, employee or other agent of the Company or by reason of the fact that, being or having been such a Member, Manager, officer, employee or other agent, he or she is or was serving at the request of the Company as a manager, director, officer employee or other agent of another limited liability company, corporation, partnership, joint venture or other enterprise (any such person being referred to hereinafter as an "agent"), to the fullest extent as applicable law may permit. The Managers are authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in their business judgment. The Company may purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 6.9 or applicable law.

ARTICLE XII
GENERAL PROVISIONS

        12.1.    Assurances.    Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managers deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

        12.2.    Notifications.    Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement shall be in writing and shall be deemed given upon actual delivery in the case of personal delivery, or three (3) business days after deposit in the U.S. mail, first class postage and certified fees prepaid with return receipt requested, in either case addressed to the party to be notified at its last known address indicated in the Company's records or at such other address as such party may have specified in a written notice given in accordance with this Section to the other party or parties.

        12.3.    Specific Performance.    The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

        12.4.    Complete Agreement.    This Agreement contains the entire agreement of the parties hereto as of the date hereof with respect to the subject matter of this Agreement, and supersedes any and all other prior or contemporaneous written or oral agreements, understandings, representations, discussions, promises and negotiations by or between the parties or their representatives.

        12.5.    Applicable Law.    All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California without giving effect to conflict of law principles.

        12.6.    Article and Section Titles.    The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

        12.7.    Binding Effect.    Subject to any prohibition or limitation on transfer of Membership Interests set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heir, legal representatives, successors and assigns.

        12.8.    Number and Gender.    As used herein, the singular and plural number, and the masculine, feminine and neuter gender, shall each be deemed to include the other whenever the context so indicates.

        12.9.    Separability of Provisions.    In case this Agreement, or any one or more of the provisions hereof, are held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

        12.10.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

        12.11.    Costs of Legal Action.    If any legal action is commenced between the parties concerning any provisions of this Agreement, or the rights and duties of any Person in relation to this Agreement, the party or parties prevailing in such action shall be entitled, in addition to such other relief that is granted, to a reasonable sum as and for its attorneys' fees in such action.

        12.12.    Independent Representation.    Each signatory to this Agreement confirms that such party has had the opportunity to obtain independent legal advice and representation with respect to this Agreement, and has either done so or freely elected not to do so. Each signatory further acknowledges that this Agreement accurately reflects the mutual agreement of the parties hereto, and agrees that no provision of this Agreement shall be construed or interpreted against any party to this Agreement on the grounds that such party or its attorney drafted such provision.

        12.13.    Estoppel Certificate.    Each Member shall, within ten (10) days after written request by any Manager, deliver to the requesting Person a certificate stating, to the best of the Member's knowledge, that: (i) this Agreement is in full force and effect; (ii) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (iii) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within the ten (10) day period, any Manager may execute and deliver the certificate on behalf of such Member, without qualification, pursuant to the power of attorney granted in this Agreement.

        12.14.    Remedies Cumulative.    All rights and remedies provided to each party in this Agreement are cumulative and are in addition to any other rights and remedies which such party may have in law or in equity.

        12.15.    Authority of Person Signing Agreement.    If a Member is a corporation, partnership or other entity, neither the Company nor any Manager or Member will (i) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (ii) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity. Each individual signing this Agreement on behalf of an entity warrants and represents that it is an entity corporation duly organized, validly existing and in good standing under the laws of its place of organization; that it is authorized to execute all its powers, rights and privileges as an entity; that it has full right, power and authority to execute, deliver and perform this Agreement; that the execution, delivery and performance of this Agreement by such individual has been duly authorized by all requisite action required under applicable laws governing such entity; that the individual executing this Agreement on behalf of such entity has authority to do so; that neither the execution, delivery or performance of this Agreement violates any law, agreement, regulation, charter, bylaw, order or obligation to which such entity is subject or by which any of its property is bound; and that this Agreement constitutes such entity's valid and binding obligation.

        12.16.    Consent of Spouse.    Within ten (10) days after a natural person becomes a Member or such a Member marries, such Member shall have his or her spouse execute a written consent acknowledging the contents of this Agreement and approving any and all provisions of this Agreement allowing the purchase of the Member's Membership Interest (including any community property interest of the spouse in such Interest) by the Company and/or Remaining Members.

        12.17.    Parties In Interest.    Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under this Agreement on any Persons other than the Members and Managers and their respective heirs, successors and assigns, nor shall anything in Agreement relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision of this Agreement give any third party any right of subrogation or action over or against any party to this Agreement.

        IN WITNESS WHEREOF, all the Members have executed this Agreement as of the date first written above

MEMBERS:
MIDNIGHT OIL SERVICES, INC. A California Corporation
By:	/s/ ALLAN H. WEGNER Allan H. Wegner, President
R. W. CONSULTANTS, INC. A California Corporation
By:	/s/ ROBERT J. WHALEN Robert J. Whalen, President
C & N ENTERPRISES, INC. A Virginia Corporation
By:	/s/ RICHARD H. TROYER Richard H. Troyer, President

EXHIBIT A

MEMBERS

Member's Name, Address & Taxpayer ID No.	Capital Contribution	Percentage Interest	Date Admitted
MIDNIGHT OIL SERVICES, INC. A California Corporation 2640 Del Mar Heights Rd. #421 Del Mar, CA 92014 Taxpayer ID No: 33-0698395	$4,000	40%	3/7/96
R. W. CONSULTANTS, INC. A California Corporation 7625 Hillside Dr. La Jolla, CA 92037 Taxpayer ID No: 95-3747220	$4,000	40%	3/7/96
C & N ENTERPRISES, INC. A Virginia Corporation 3400 Holly Street Alexandria, VA 22305 Taxpayer ID No: 54-1799518	$2,000	20%	3/7/96

MANAGERS

Manager's Name	Manager's Address
ROBERT J. WHALEN	7625 Hillside Dr. La Jolla, CA 92037
ALLAN H. WEGNER	14124 Recuerdo Drive Del Mar, CA 92014
RICHARD H. TROYER	3400 Holly Street Alexandria, VA 22305

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  Exhibit 3.25
OPERATING AGREEMENT OF INTERNATIONAL SYSTEMS, LLC A California Limited Liability Company
EXHIBIT A